Exhibit 21.1

DIAMEDICA THERAPEUTICS, INC.

Subsidiaries

	Entity Name	Country of Incorporation
1.	DiaMedica Europe Ltd.	United Kingdom
2.	DiaMedica USA Inc.	Delaware, USA
3.	DiaMedica Pty Ltd	Australian